HERITAGE COMMERCE CORP ANNOUNCES SIGNING OF A DEFINITIVE
                AGREEMENT TO ACQUIRE BUSINESS FACTORS, INC.

     San Jose (CA)- Heritage Commerce Corp (the "Company") today announced that Heritage Bank of Commerce (the "Bank"), its wholly owned subsidiary, has signed a definitive agreement to acquire Business Factors, Inc ("BFI"). Pending regulatory approval, the transaction is expected to close before the end of 1999.

     BFI was founded in 1957 and is headquartered in San Jose. BFI specializes in accounts receivable financing, inventory loans, equipment term loans, factoring, and other types of business loans. As of June 30, 1999, BFI had gross loans of $20.2 million and total assets of $21.3 million.

     BFI will operate as a subsidiary of Heritage Bank of Commerce. The operations of the Heritage Capital Group, a division of Heritage Bank of Commerce which provides asset-based financing and factoring, will be combined with those of BFI.

     "In combining BFI and the Heritage Capital Group, we are creating an outstanding middle-market financing source with a solid asset base and excellent yields," said John E. Rossell, President and CEO of both the Bank and the Company. "BFI has a relationship-based business strategy that is complementary to, and consistent with, the strategy of the Bank."

     The Company was established in 1994 and is headquartered in San Jose. As of June 30, 1999, the Company had total loans of $257.0 million and total assets of $403.2 million.

     Heritage Commerce Corp is the holding company for its two subsidiary banks, Heritage Bank of Commerce (headquartered in San Jose, with an office in Morgan Hill) and Heritage Bank East Bay (headquartered in Fremont, with an office in San Ramon). Heritage Commerce Corp common stock is publicly traded on the NASDAQ National Market under the Symbol "HTBK".



                   Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations, including the real estate market in California and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.